NAME OF REGISTRANT
Templeton Global Invesmtnet Trust
File No. 811-08226

Exhibit Item No. 77I: Terms of new or amended securities

For Templeton Global Balanced Fund, formerly Templeton Income Fund

Templeton Global Balanced Fund began offering new Class C shares on July 1, 2011 and new Class A shares on September 27, 2011.